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   Proxy Statement Pursuant to Section 14(a) of the Securities
             Exchange Act of 1934 (Amendment No.  )


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[   ]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S)
240.14a-12


                           MAXXAM INC.
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        (Name of Registrant as Specified in Its Charter)


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          THE COMMITTEE OF CONCERNED MAXXAM SHAREHOLDERS
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           (Name of Person(s) Filing Proxy Statement,
                  if other than the Registrant)

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Clear - Cutting
MAXXAM CORPORATION

 As You Sow is deeply concerned about unsustainable timber harvesting practices of Pacific Lumber co., a unit of MAXXAM Corp., which owns the Headwaters Forest, the largest set of intact groves of ancient redwoods that remain in private hands.

(Artwork of three trees to right of preceding paragraph)

 We believe the company's harvesting practices have steadily deteriorated after Maxxam, controlled by corporate raider Charles Hurwitz, purchased Pacific Lumber 10 years ago. We believe the need to make payment on the enormous debt incurred on Maxxam in purchasing Pacific Lumber was the prime reason for the escalation of timber harvesting.

 The federal government has filed two cases seeking $800,000,000 restitution from CEO Hurwitz, Maxxam, and others, related to the failure of a savings and loan Maxxam allegedly controlled. We believe management has failed to aggressively pursue opportunities to settle this case using forest lands with low commercial, but high environmental, value.

 For the past two years, As You Sow has partnered with the Rose
Foundation for Communities and Environment in Oakland on several resolutions challenging MAXXAM forestry operations and management.

 For 1999, As You Sow, Rose Foundation and Brent Blackwelder of
Friends of the Earth have filed a corporate governance resolution seeking cumulative voting of common stock shares in an attempt to offset Hurwitz's 70% control of the company.

 Separately, the California Public Employees' Retirement System has filed a resolution seeking a destaggered board. This resolution, originally filed last year and co-filed with the Rose Foundation received the support of 15% of shares cast, or about 50% of all shareholder votes not under control of Hurwitz and his affiliates!

 These Resolutions will be voted on at the annual meeting on May
19 in Huntsville, Texas.

 "The following may be deemed to be "participants" in this solicitation: The Rose Foundation for Communities and the Environment, which owns 50 shares of Maxxam common stock; Jill Ratner and Thomas W. Little, who own 90 shares of Maxxam common stock as tenants in common; the United Steelworkers of America, who own 1002 shares of Maxxam common stock; the As You Sow Foundation, which owns 100 shares of Maxxam common stock;
Howard M. Metzenbaum, who does not own Maxxam stock; and Abner J. Mikva, who owns 50 shares of Maxxam common stock. The foregoing (except for the As You Sow Foundation) are the members of the Committee of Concerned Maxxam Shareholders and two nominees proposed by Committee members for Maxxam common director."

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Clear - Cutting
 MAXXAM Shareholder Proposal

 The stockholders request that the Board of Directors take steps to provide for cumulative voting in the election of those Directors elected by holders of Common stock. Cumulative voting means that each holder of Common Stock may cast as many votes as equal the number of shares held, multiplied by the number of Common Directors to be elected. A Shareholder may cast all such cumulated votes for a single candidate or split votes between multiple candidates, as that shareholder sees fit.

(Drawing of three felled trees with caption "Stop Maxxam from depleting Old Growth Timber!" appears to right of preceding paragraph)

 Cumulative voting allows a significant group of stockholders to elect a Director or Directors of its choice--safeguarding minority shareholder interests and bringing independent perspectives to Board decisions. In our view, cumulative voting for Maxxam's Common Directors is needed because Maxxam's two-tier stock structure, with preferred stock outvoting common ten to one, allows Maxxam's CEO and his affiliates to effectively control Board elections and policy based on majority holdings of preferred stock. We believe Maxxam suffers from excessive CEO control of Board affairs. In December 1997, Business Week named Maxxam's Board the 10th worst in America, citing CEO domination. We believe subsequent events demonstrate increasing need for a minority shareholder voice on the Board.

- Maxxam reported net losses of more than $30,000,000 in the first nine months of 1998--$3.86 per share.

- Twice in 12 months, California suspended the operating license of Maxxam's Pacific Lumber division citing serious violations of state forestry laws.

- These violations and suspensions may have placed at risk $480 million in Company revenue--approximately $48 per share--from public purchases of forest lands in the Headwaters area that depend on government approval of Company logging and conservation plans.

- Company forestry practices, including extensive old-growth logging and clearcutting, attract expensive litigation and public criticism. Large timber companies like MacMillan Blodel are moving away from these practices. Thirteen Fortune 500 companies have pledged to forgo using old-growth wood products.

- In October, 1998, the federal government rested its case seeking $500,000,000 restitution from CEO Hurwitz, Maxxam, and others, related to the failure of a savings and loan Maxxam allegedly controlled. We believe management has failed to aggressively pursue opportunities to settle this case using forest lands with low commercial, but high environmental, value. Maxxam has paid $40,000,000 in this and related litigation, including all CEO Hurwitz' expenses.
- Maxxam has been embroiled in a major labor dispute resulting in a costly (and, we believe, avoidable) strike against the Kaiser Aluminum division, the longest in Kaiser's history.

- Serious accidents and worker compensation claims have skyrocketed at Kaiser--from an average of 4 serious injuries per month at the Mead, WA plant in 1997, to 29 in two weeks in October, 1998.

 SAFEGUARD YOUR INVESTMENT.  VOTE FOR CUMULATIVE VOTING.

                                        < Back to MAXXAM Home

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Clear - Cutting

GROUPS PROPOSE ALTERNATIVE MAXXAM BOARD
MEMBERS

 As You Sow supports the Committee of Concerned Maxxam
Shareholders which is running U.S. Senator Howard Metzenbaum and former federal Judge Abner Mikva as independent board members of MAXXAM because of what we see as Maxxam's lack of effective leadership and disappointing performance.

(Drawing of ballot with pencil marking "x" in it and caption
"Vote YES for New Board Members" to the right of preceding paragraph)

 The Committee believes that concentration of control in the hands of Mr. Hurwitz and a small number of Maxxam preferred shareholders has resulted in policies that depress the value of common stock and threaten Maxxam's long-term financial success. It is for this reason that the Committee seeks your support. We believe that the Committee's proxy materials set forth more fully the reasons for electing independent directors.

 We believe the candidates have the integrity, leadership and business and legal experience necessary to make a substantial positive impact on Maxxam's management and board of directors.

 Howard Metzenbaum, a businessman and former U.S. Senator from Ohio (1977-95), has an extensive background serving on corporate boards. He was co-founder and Chairman of the Board of Airport Parking Company of America and Chairman of the Board of ITT Consumer Services Corporation and ComCorp., and he has served on the boards of Dart Group, Shoppers Food Warehouse, Trak Auto, Society National Bank and Capital National Bank.

 Abner Mikva was elected to five terms as a Member of Congress from Illinois until his appointment to the U.S. Court of Appeals for the D.C. Circuit in 1979, where he served as Chief Judge from 1991-94. He served as White House Counsel in 1994-95 and currently works in mediation and arbitration for JAMS/Endispute, a dispute resolution firm. He is also a visiting professor at the College of Law, University of Illinois and has legal experience in corporate and securities law.

 Messrs. Metzenbaum and Mikva were independently nominated for Maxxam's board by the New York State Common Retirement Fund with 45,700 shares of common stock and Alan Kahn (of Kahn Brothers & Company, Inc.). The California Public Employees' Retirement System (CalPERS), the fourth largest institutional investor of Maxxam stock with 229,800 shares of common stock, has independently endorsed Messrs. Metzenbaum and Mikva.

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Clear - Cutting
MAXXAM IS IN TROUBLE

 Poor Operating Results. Maxxam's operational results have been disappointing. At a time when management and the board should be focusing on improving Maxxam's performance and maximizing shareholder value, they have been mired in needless controversy, litigation and labor disputes.

(Drawing with performance chart and arrow pointing downward below lower right corner of the chart to right of preceding paragraph)

- 1998: Maxxam recorded a net loss of $57.2 million (or $8.17 per share).

- 1st quarter 1999: Even though Maxxam had a gain of $239.8 million in income from the Headwaters Agreement, the company reported an operating loss of $35.2 million and a net income of only $112.1 million. Questionable Leadership. Charles Hurwitz -- the Chairman and CEO who, according to Business Week, dominates Maxxam's board (Dec. 8, 1997, consent of author and publication not sought or obtained) -- has been the subject of several lawsuits alleging breaches of fiduciary duty and financial mismanagement:

- In 1997, a $20,000,000 settlement was reached after a Delaware court agreed with shareholder litigants that Hurwitz had engaged in self dealing which was unfair to minority shareholders (In re Maxxam Inc./Federated Development Shareholders Litigation).

- The company and Mr. Hurwitz are parties to litigation filed by the FDIC and the U.S. Office of Thrift Supervision that seek over $810 million in restitution and penalties based on allegations linking them to the failed United Savings Association of Texas. Maxxam has already paid approximately $40,000,000 in litigation expenses to defend these and related suits.

- Several financial analysts are concerned that Mr. Hurwitz will keep Maxxam's stock price below its potential value and use the $380 million from the Headwaters Agreement to take the company private (Barron's, Dec. 7, 1998; Forbes, Apr. 5, 1999; consent of authors and publications not sought or obtained). In our view, independent directors are needed to ensure that the company takes advantage of this agreement to maximize shareholder value by considering paying dividends, acquiring new assets and reducing the burden of the $867.2 million timber debt. Forestry and Labor Disputes Hurt the Bottom Line. o Maxxam's subsidiary, Pacific Lumber Company, had its timber operator's license suspended twice in a twelve month period during 1997 and 1998 and was cited for 128 violations of California forestry regulations between 1996-1998. No comparably sized timber company has ever had it's license revoked in California.

- On September 30, 1998, 2900 workers at Kaiser Aluminum and Chemical Corporation, the operating unit of Maxxam's 63%-owned Kaiser Aluminum Corporation, went on strike at five plants located in Washington, Louisiana and Ohio. On January 14, 1999, these workers offered to return to work but were locked out by the company. Kaiser Aluminum Corporation reported a net loss of $77.1 million during the 4th Quarter of

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1998 and 1st Quarter of 1999.

 If you have any questions about the resolutions, or Senator
Metzenbaum's and Judge Mikva's plans to reform the Maxxam board and increase shareholder value, please call The Committee of Concerned Maxxam Shareholders at: 510-658-0702.

 "The following may be deemed to be "participants" in this solicitation: The Rose Foundation for Communities and the Environment, which owns 50 shares of Maxxam common stock; Jill Ratner and Thomas W. Little, who own 90 shares of Maxxam common stock as tenants in common; the United Steelworkers of America, who own 1002 shares of Maxxam common stock; the As You Sow Foundation, which owns 100 shares of Maxxam common stock; Howard
M. Metzenbaum, who does not own Maxxam stock; and Abner J. Mikva, who owns 50 shares of Maxxam common stock. The foregoing (except for the As You Sow Foundation) are the members of the Committee of Concerned Maxxam Shareholders and two nominees proposed by Committee members for Maxxam common director."

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